Exhibit 99.1

For Immediate Release

Investors:

David K. Waldman/Klea K. Theoharis

Crescendo Communications, LLC

Tel: (212) 671-1020

HAPC ANNOUNCES PURCHASE PRICE REDUCTION

FOR INFUSYSTEM ACQUISITION

New York, September 12, 2007 – HAPC, Inc. (OTCBB: HAPN) and I-Flow (NASDAQ: IFLO) have signed a memorandum of intent to adjust the purchase price for the planned acquisition of InfuSystem, Inc. Under the terms of the transaction, as contemplated by the memorandum of intent, HAPC will acquire all the outstanding shares of InfuSystem from I-Flow for $100 million, plus additional contingent consideration, based on HAPC achieving certain milestones. The contingent consideration will be based on the compound annual growth rate (CAGR) of HAPC’s consolidated revenue over the three year period ending December 31, 2010 and would be paid in 2011. The maximum potential amount of the contingent consideration is $12 million and would be due if HAPC achieved revenue CAGR of 50% over the three year period. The memorandum of intent regarding a reduction in the purchase price from $140 million follows a comprehensive re-evaluation of the acquisition due to prevailing conditions within the financial markets. I-Flow will receive the aggregate consideration through a combination of cash and a promissory note. The amendment is subject to approval from both HAPC and I-Flow’s board of directors and the parties signing a definitive amendment, at which time HAPC will file and provide to shareholders a supplement to its definitive proxy statement.

Sean McDevitt, Chairman of HAPC, commented, “We remain excited about the acquisition of InfuSystem, which fits perfectly within HAPC’s acquisition criteria of strong growth, high margins, and an excellent management team. Specifically, InfuSystem’s compound annual revenue growth rate since 2001 was 32% with very strong cash flow. Following completion of the acquisition, we look forward to launching an aggressive nationwide education and marketing campaign aimed at doctors and oncology offices regarding the proven benefits of continuous infusion pump therapy beyond just the treatment of colorectal cancer, including forms of cancer such as breast, pancreatic and gastrointestinal tumors. We look forward to the shareholder vote on September 26, 2007 and closing the acquisition shortly thereafter.”

About InfuSystem, Inc.

InfuSystem provides external ambulatory infusion pump services to doctors and their patients allowing for the gradual delivery of a drug over a period of days in the privacy of one’s home, rather than higher dose treatments, as is the case of chemotherapy administered in a hospital setting or doctor’s office.

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About HAPC, Inc.

HAPC is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the healthcare industry.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in HAPC’s publicly filed documents.

Additional Information and Where to Find It

HAPC’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND, WHEN AVAILABLE, THE SUPPLEMENT, BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents and other relevant documents filed by HAPC with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at: www.sec.gov.

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